Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
MARCH 5, 2012

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY
COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, MARCH 5, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.0875 per share quarterly dividend that will be paid on April 30, 2012 to common shareholders of record on April 16, 2012.  Chesapeake has approximately 662 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	4.50%	5% (2005B)	5.75%	5.75% (Series A)
NYSE Symbol	CHK Pr D	N/A	N/A	N/A
Date of Original Issue	September 14, 2005	November 8, 2005	May 17, 2010	May 17, 2010
Registered CUSIP	165167842	165167826	N/A	N/A
144A CUSIP	N/A	165167834	165167776	165167784
RegS CUSIP	N/A	N/A	U16450204	U16450113
Clean (no legends) CUSIP	N/A	N/A	165167768	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	2,558,900	2,095,615	1,497,000	1,100,000
Liquidation Preference per Share	$100	$100	$1,000	$1,000
Record Date	June 1, 2012	May 1, 2012	May 1, 2012	May 1, 2012
Payment Date	June 15, 2012	May15, 2012	May15, 2012	May15, 2012
Amount per Share	$1.125	$1.25	$14.375	$14.375

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154